EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
THURSDAY, APRIL 30, 2009

EXXON MOBIL CORPORATION ANNOUNCES ESTIMATED

FIRST QUARTER 2009 RESULTS

	First Quarter
	2009	2008	%
Earnings [1]
$ Millions	4,550	10,890	-58
$ Per Common Share
Assuming Dilution [1]	0.92	2.02	-54

Special Items
$ Millions	0	0

Earnings Excluding Special Items
$ Millions	4,550	10,890	-58
$ Per Common Share
Assuming Dilution [1]	0.92	2.02	-54

Capital and Exploration
Expenditures - $ Millions	5,774	5,491	5

[1] See page 6 for a discussion of accounting standards adopted effective January 1, 2009.

EXXONMOBIL'S CHAIRMAN REX W. TILLERSON COMMENTED:

"ExxonMobil posted solid first quarter results despite the slowdown in the global marketplace and sharply lower commodity prices.  ExxonMobil’s first quarter earnings were $4.6 billion, down 58% from the first quarter of last year.  Earnings per share were down 54% reflecting lower earnings and the benefit of the share purchase program.

In spite of the dramatic changes to the global economic environment, ExxonMobil is maintaining its long-term focus and disciplined approach to capital investment.  In the first quarter, capital and exploration project spending increased to $5.8 billion, up 5% from last year.  We are committed to investing in our world-class inventory of projects to develop new energy supplies which are vital to economic growth.

The Corporation returned significant cash to shareholders in the first quarter, distributing a total of $9.0 billion through dividends and share purchases to reduce shares outstanding."

FIRST QUARTER HIGHLIGHTS

•

Earnings were $4,550 million, a decrease of 58% or $6,340 million from the first quarter of 2008.

•

Earnings per share were $0.92, a decrease of 54%.

•

Capital and exploration expenditures were $5.8 billion, up 5% from the first quarter of 2008.

•

Oil-equivalent production of 4.2 million barrels per day was up slightly from the first quarter of 2008.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was up 2%.

•

Cash flow from operations and asset sales was approximately $9.1 billion, including asset sales of $0.1 billion.

•

Share purchases of $7.0 billion reduced shares outstanding by 1.9%.

•

ExxonMobil announced the arrival of the first Liquefied Natural Gas (LNG) cargo at the South Hook LNG receiving terminal in Wales.  The terminal adds to the United Kingdom’s LNG import capacity and energy diversity, with the ability to deliver up to 2 billion cubic feet of gas daily into the U.K. market.  The terminal forms part of the Qatargas II joint venture which will supply gas to the U.K. from Qatar’s North Field.

•

ExxonMobil inaugurated its newest high efficiency cogeneration plant at its Antwerp refinery in Belgium.  In addition to generating 125 megawatts, the new plant will reduce Belgium’s carbon dioxide emissions by an amount equivalent to removing 90,000 cars from Europe’s roads.

•

ExxonMobil Chemical announced it will build a technology center in Shanghai, China to provide product applications support for its growing business in the Chinese and Asian markets.  The technology center is expected to be operational in 2010.

First Quarter 2009 vs. First Quarter 2008

Upstream earnings were $3,503 million, down $5,282 million from the first quarter of 2008.  Lower crude oil realizations reduced earnings approximately $4.4 billion while lower natural gas prices decreased earnings about $500 million.  Higher operating expenses reduced earnings about $300 million.

On an oil-equivalent basis, production was up slightly from the first quarter of 2008.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was up 2%.

Liquids production totaled 2,475 kbd (thousands of barrels per day), up 7 kbd from the first quarter of 2008.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, liquids production was up 3%, as increased production from projects in west Africa, the United States and the North Sea, and lower maintenance activity more than offset natural field decline.

First quarter natural gas production was 10,195 mcfd (millions of cubic feet per day), down 34 mcfd from 2008.   New production volumes from project additions in Qatar, the North Sea, and Malaysia were offset by natural field decline and lower European demand.

Earnings from U.S. Upstream operations were $360 million, $1,271 million lower than the first quarter of 2008.  Non-U.S. Upstream earnings were $3,143 million, down $4,011 million from last year.

Downstream earnings of $1,133 million were down $33 million from the first quarter of 2008.  Volume and mix effects reduced earnings about $400 million, while unfavorable foreign exchange impacts and higher operating expenses decreased earnings about $300 million.  Higher margins increased earnings about $700 million.  Petroleum product sales of 6,434 kbd were 387 kbd lower than last year's first quarter, mainly reflecting asset sales and lower demand.

U.S. Downstream earnings were $352 million, down $46 million from the first quarter of 2008.  Non-U.S. Downstream earnings of $781 million were $13 million higher than last year.

Chemical earnings of $350 million were $678 million lower than the first quarter of 2008.  Lower volumes and lower margins each reduced earnings approximately $300 million.  Unfavorable foreign exchange effects also reduced earnings.  First quarter prime product sales of 5,527 kt (thousands of metric tons) were 1,051 kt lower than the prior year due to lower demand.

Corporate and financing expenses of $436 million increased by $347 million due overall to net lower interest income.

During the first quarter of 2009, Exxon Mobil Corporation purchased 107 million shares of its common stock for the treasury at a gross cost of $7.9 billion.  These purchases included $7.0 billion to reduce the number of shares outstanding, with the balance used to offset shares issued in conjunction with the company's benefit plans and programs.  Shares outstanding were reduced from 4,976 million at the end of the fourth quarter to 4,880 million at the end of the first quarter.  Share purchases to reduce shares outstanding are currently anticipated to equal $5.0 billion through the second quarter of 2009.  Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased or discontinued at any time without prior notice.

ExxonMobil will discuss financial and operating results and other matters on a webcast at 10 a.m. Central time on April 30, 2009.  To listen to the event live or in archive, go to our website at exxonmobil.com.

Cautionary statement

Statements in this release relating to future plans, projections, events or conditions are forward-looking statements.  Actual results, including project plans, costs, timing, and capacities; capital expenditures; and share purchase levels, could differ materially due to factors including: changes in long-term oil or gas prices or other market conditions affecting the oil and gas industry; completion of repair projects as planned; unforeseen technical difficulties; political events or disturbances; reservoir performance; the outcome of commercial negotiations; wars and acts of terrorism or sabotage; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" on our website and in Item 1A of ExxonMobil's 2008 Form 10-K.  We assume no duty to update these statements as of any future date.  References to quantities of oil expected to be developed may include amounts not yet classified as proved reserves but that we believe will ultimately be produced.

Frequently used terms

Consistent with previous practice, this press release includes both earnings excluding special items and earnings per share excluding special items.  Both are non-GAAP financial measures and are included to help facilitate comparisons of base business performance across periods.  A reconciliation to net income attributable to ExxonMobil is shown in Attachment II.  The release also includes cash flow from operations and asset sales.  Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider sales proceeds together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities.  A reconciliation to net cash provided by operating activities is shown in Attachment II.  Further information on ExxonMobil's frequently used financial and operating measures and other terms is contained under the heading "Frequently Used Terms" available through the Investors section of our website at exxonmobil.com.

Accounting standards adopted in first quarter 2009

Effective January 1, 2009, ExxonMobil adopted the Financial Accounting Standards Board's (FASB) Statement No. 160 (FAS 160), “Noncontrolling Interests in Consolidated Financial Statements – an Amendment of ARB No. 51”.  FAS 160 changed the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity.  FAS 160 required retrospective adoption of the presentation and disclosure requirements for existing minority interests.  All other requirements of FAS 160 will be applied prospectively.  The adoption of FAS 160 did not have a material impact on the Corporation’s financial statements.

References to total corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the income statement.  Unless otherwise indicated, references to earnings, special items, earnings excluding special items, Upstream, Downstream, Chemical and Corporate and Financing segment earnings, and earnings per share are ExxonMobil's share after excluding amounts attributable to noncontrolling interests.

Effective January 1, 2009, ExxonMobil adopted the Financial Accounting Standards Board's Staff Position (FSP) on the Emerging Issues Task Force (EITF) Issue No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities”.  The FSP required that all unvested share-based payment awards that contain nonforfeitable rights to dividends should be included in the basic Earnings Per Share (EPS) calculation.  Prior-year EPS numbers have been adjusted retrospectively on a consistent basis with 2009 reporting.  This standard did not affect the consolidated financial position or results of operations.

Attachment I

EXXON MOBIL CORPORATION
FIRST QUARTER 2009
(millions of dollars, unless noted)
	First Quarter
	2009	2008
Earnings / Earnings Per Share [1]

Total revenues and other income	64,028	116,854
Total costs and other deductions	56,178	96,380
Income before income taxes	7,850	20,474
Income taxes	3,148	9,302
Net income including noncontrolling interests	4,702	11,172
Net income attributable to noncontrolling interests	152	282
Net income attributable to ExxonMobil (U.S. GAAP)	4,550	10,890

Earnings per common share (dollars)	0.92	2.03

Earnings per common share
- assuming dilution (dollars)	0.92	2.02

Other Financial Data

Dividends on common stock
Total	1,981	1,879
Per common share (dollars)	0.40	0.35

Millions of common shares outstanding
At March 31	4,880	5,284
Average - assuming dilution [1]	4,959	5,379

ExxonMobil share of equity at March 31	107,003	123,139
ExxonMobil share of capital employed at March 31	119,163	135,503

Income taxes	3,148	9,302
Sales-based taxes	5,906	8,432
All other taxes	8,589	11,607
Total taxes	17,643	29,341

ExxonMobil share of income taxes of
equity companies	688	1,005

[1] See page 6 for a discussion of accounting standards adopted effective January 1, 2009.

Attachment II

EXXON MOBIL CORPORATION
FIRST QUARTER 2009
(millions of dollars)
	First Quarter
	2009	2008
Earnings (U.S. GAAP)
Upstream
United States	360	1,631
Non-U.S.	3,143	7,154
Downstream
United States	352	398
Non-U.S.	781	768
Chemical
United States	83	284
Non-U.S.	267	744
Corporate and financing	(436)	(89)
Net income attributable to ExxonMobil	4,550	10,890
Special Items
Upstream
United States	0	0
Non-U.S.	0	0
Downstream
United States	0	0
Non-U.S.	0	0
Chemical
United States	0	0
Non-U.S.	0	0
Corporate and financing	0	0
Corporate total	0	0
Earnings Excluding Special Items
Upstream
United States	360	1,631
Non-U.S.	3,143	7,154
Downstream
United States	352	398
Non-U.S.	781	768
Chemical
United States	83	284
Non-U.S.	267	744
Corporate and financing	(436)	(89)
Corporate total	4,550	10,890
Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities (U.S. GAAP)	9.0	21.4
Sales of subsidiaries, investments and property, plant and equipment	0.1	0.4
Cash flow from operations and asset sales	9.1	21.8

Attachment III

EXXON MOBIL CORPORATION
FIRST QUARTER 2009

	First Quarter
	2009	2008
Net production of crude oil
and natural gas liquids,
thousands of barrels daily (kbd)
United States	396	386
Canada/South America	308	297
Europe	411	457
Africa	715	635
Asia Pacific/Middle East	466	498
Russia/Caspian	179	195
Worldwide	2,475	2,468

Natural gas production available for sale,
millions of cubic feet daily (mcfd)
United States	1,249	1,288
Canada/South America	633	663
Europe	4,965	5,126
Africa	25	34
Asia Pacific/Middle East	3,168	2,994
Russia/Caspian	155	124
Worldwide	10,195	10,229

Oil-equivalent production (koebd) [1]	4,174	4,173

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment IV

EXXON MOBIL CORPORATION
FIRST QUARTER 2009

	First Quarter
	2009	2008
Refinery throughput (kbd)
United States	1,805	1,759
Canada	460	425
Europe	1,518	1,572
Asia Pacific	1,306	1,449
Other	292	321
Worldwide	5,381	5,526

Petroleum product sales (kbd)
United States	2,577	2,548
Canada	416	441
Europe	1,567	1,707
Asia Pacific	1,345	1,410
Other	529	715
Worldwide	6,434	6,821

Gasolines, naphthas	2,457	2,666
Heating oils, kerosene, diesel	2,188	2,089
Aviation fuels	526	612
Heavy fuels	593	687
Specialty products	670	767
Worldwide	6,434	6,821

Chemical prime product sales,
thousands of metric tons (kt)
United States	2,043	2,555
Non-U.S.	3,484	4,023
Worldwide	5,527	6,578

Attachment V

EXXON MOBIL CORPORATION
FIRST QUARTER 2009
(millions of dollars)

	First Quarter
	2009	2008
Capital and Exploration Expenditures
Upstream
United States	803	591
Non-U.S.	3,563	3,504
Total	4,366	4,095
Downstream
United States	353	351
Non-U.S.	293	476
Total	646	827
Chemical
United States	77	99
Non-U.S.	681	467
Total	758	566

Other	4	3

Worldwide	5,774	5,491

Exploration expenses charged to income
included above
Consolidated affiliates
United States	42	53
Non-U.S.	307	283
Equity companies - ExxonMobil share
United States	0	0
Non-U.S.	1	2
Worldwide	350	338

Attachment VI

EXXON MOBIL CORPORATION
EARNINGS

	$ Millions	$ Per Common Share[1,2]

2005
First Quarter	7,860	1.23
Second Quarter	7,640	1.21
Third Quarter	9,920	1.58
Fourth Quarter	10,710	1.72
Year	36,130	5.74

2006
First Quarter	8,400	1.38
Second Quarter	10,360	1.72
Third Quarter	10,490	1.77
Fourth Quarter	10,250	1.77
Year	39,500	6.64

2007
First Quarter	9,280	1.63
Second Quarter	10,260	1.83
Third Quarter	9,410	1.71
Fourth Quarter	11,660	2.14
Year	40,610	7.31

2008
First Quarter	10,890	2.03
Second Quarter	11,680	2.24
Third Quarter	14,830	2.86
Fourth Quarter	7,820	1.55
Year	45,220	8.70

2009
First Quarter	4,550	0.92

[1] Computed using the average number of shares outstanding during each period.
The sum of the four quarters may not add to the full year.
[2] See page 6 for a discussion of accounting standards adopted effective January 1, 2009.